Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in the Registration Statement on Form S-1 filed pursuant to Rule 462(b) of the Securities Act of 1933 of the reference to our firm under the caption “Experts” and to the incorporation by reference of our report dated August 20, 2021, except for the last paragraph of Note 15, as to which the date is October 14, 2021, with respect to the financial statements of Ventyx Biosciences, Inc. included in Amendment No. 2 to the Registration Statement (Form S-1 No. 333- 259891) and related Prospectus of Ventyx Biosciences, Inc. for the registration of its common stock.

/s/ Ernst & Young LLP

San Diego, California

October 20, 2021